EXHIBIT 99.II.3(a) — 1

This is a translation of a power of attorney originally rendered in Chinese

POWER OF ATTORNEY

We Huachen Automotive Group Holdings Company Limited of 26 Kunshandong Road, Huanggu District, Shenyang, the People’s Republic of China, hereby appoint Mr. WU Yong Cun (“Attorney”) to be our true and lawful Attorney and in our name and on our behalf to approve execute and to affix the company chop/Common Seal of the company (if required) to the Form F-X, Form CB and Schedule 13D and any other related documents to be filed with the United States Securities and Exchange Commission. We hereby declare and confirm that all and each of the above documents executed by the Attorney and whatsoever that the Attorney shall lawfully done or caused to be done in pursuance of or in contemplation of this Deed shall be good valid and subsisting and as if the same are executed, sealed, delivered and done by us. We hereby further ratify, confirm and agree at all times and from time to time to allow the ratification and confirmation of all and whatsoever the Attorney has lawfully done or caused to be done or shall lawfully do or cause to be done in pursuance of or in contemplation of this Deed and we shall be responsible for all claims and liabilities arising from this Deed.

This Deed shall be revoked by us at any time wholly or partially by serving a written notice of revocation to the Attorney provided that (1) such written notice shall be served to the Attorney by way of facsimile (Fax No.852-2536-8472) to the Attorney’s address at Suite 2303-06, 23rd Floor, Great Eagle Centre, 23 Harbour Road, Wanchai, Hong Kong Special Administrative Region, the People’s Republic of China; and (2) such facsimile transmission has been received by the Attorney at the above address. This Deed shall have no further effect after six months from the date hereof automatically unless it has been revoked in accordance with the manner as stipulated above.

This Deed shall be governed by and construed in all respects in accordance with the laws of Hong Kong Special Administrative Region of the People’s Republic of China.

IN WITNESS whereof we have hereunder caused our Common Seal to be hereunto affixed on the 9th day of December 2002.

SEALED with the COMMON SEAL and SIGNED by	)
director(s)/person(s) duly authorised by	)
resolution of the board of directors of Huachen	)	/s/ YANG Baoshan
Automotive Holdings Company Limited whose	)
signature(s) in the presence of :-	)

     /s/ LU Liqiu

Name:	LU Liqiu

Address:	Block B, 6th Floor, Tongtai Building, No.33 Jinrong Daijie, Xicheng District, Beijing, China

Occupation:	Lawyer

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